EXHIBIT 99.1

PRESS RELEASE

 Contact:
 Trisha Tuntland
 Director of Investor Relations
 Cabot Microelectronics Corporation
 (630) 499-2600

CABOT MICROELECTRONICS CORPORATION INCREASES
QUARTERLY CASH DIVIDEND

Aurora, IL, March 7, 2017 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share on the company's common stock, an increase of eleven percent over the quarterly cash dividend paid since the initiation of its regular dividend program in January, 2016. The dividend will be payable on or about April 28, 2017 to shareholders of record at the close of business on March 23, 2017. The $0.20 dividend would represent an annualized rate of $0.80 per share, or approximately $20 million in aggregate, equivalent to approximately 33 percent and 26 percent of the company's fiscal year 2016 net income and free cash flow1, respectively.

David Li, President and CEO of Cabot Microelectronics, stated, "Our track record of strong cash generation has enabled us to execute a balanced capital deployment strategy, including organic investments, dividends, share repurchases and acquisitions. We are pleased to now increase our quarterly dividend, which we believe demonstrates our confidence in our ongoing cash generation and our continued commitment to delivering value to our shareholders."

Since becoming a public company in 2000, Cabot Microelectronics has distributed approximately $730 million to shareholders through a combination of dividends and share repurchases, or nearly 100 percent of its cumulative net income.

Future dividends and share repurchases are subject to the discretion of the company's Board of Directors and management.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,125 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2016 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2016, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

1 Free cash flow is cash provided by operating activities less capital expenditures.